Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings
Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AST BlackRock Global Strategies Portfolio - US High Yield
(PRU-AA-HY)
BlackRock Corporate High Yield Fund III, Inc.   (CYE)
BlackRock Corporate High Yield Fund V, Inc.   (HYV)
BlackRock Corporate High Yield Fund VI, Inc.    (HYT)
BlackRock Corporate High Yield Fund, Inc.   (COY)
BlackRock Credit Allocation Income Trust I, Inc.   (PSW)
BlackRock Credit Allocation Income Trust II, Inc.   (PSY)
BlackRock Credit Allocation Income Trust III   (BPP)
BlackRock Credit Allocation Income Trust IV (Preferred Sleeve)
(BTZ-
PREF)
BlackRock Debt Strategies Fund, Inc. (DSU)
BlackRock Funds II, High Yield Bond Portfolio (BR-HIYLD) BlackRock High Income Portfolio of BlackRock Series Fund,
Inc. (BVA-
HI)
BlackRock High Income Shares   (HIS)
BlackRock High Yield Portfolio   (MIST-HY)
BlackRock High Yield Trust   (BHY)
BlackRock High Yield V.I. Fund   (BVA-HY)
BlackRock Limited Duration Income Trust   (BLW)
BlackRock Multi-Asset Income - High Yield Portfolio (BR-INC-HY)
BlackRock Senior High Income Fund, Inc.   (ARK)
BlackRock Strategic Income Opportunities Portfolio (BR-SIP) Master Total Return Portfolio of Master Bond LLC (MF-BOND)


The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:

08-02-2012

Security Type:

BND/CORP

Issuer
Steel Dynamics Inc.  (2022)

Selling Underwriter

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Affiliated

Underwriter(s)
X PNC
__ Other:

List of
Underwriter(s)
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Goldman, Sachs & Co.,
J.P. Morgan Securities LLC, Deutsche Bank
Securities Inc.,
Morgan Stanley & Co. LLC, PNC Capital Markets LLC,
BMO Capital Markets Corp., RBS Securities Inc.

Transaction Details
Date of Purchase

08-02-2012

Purchase Price/Share
(per share / % of par)

$ 100.00

Total Commission, Spread or Profit

1.375

1. Aggregate Principal Amount Purchased (a+b)
$25,000,000
a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$15,105,000
b. Other BlackRock Clients
$9,895,000
2. Aggregate Principal Amount of Offering
$350,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)

0.07142

Legal Requirements
Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
X_ U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
__ Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
__ Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
__ Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
__ Government Securities Offering

Timing and Price (check ONE or BOTH)
X_ The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
__ If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
X YES
__ NO

The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
X YES
__ NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:
Dillip Kumar Behera
Date:08-06-2012

Global Syndicate Team Member

Approved by:
Odette Rajwan
Date:08/06/2012

Senior Global Syndicate Team
Member